Exhibit 10.20

UNITED LABOR BANK, F.S.B.

Executive Deferred Compensation Plan

MASTER PLAN DOCUMENT

UNITED LABOR BANK, F.S.B.

EXECUTIVE DEFERRED COMPENSATION PLAN

THIS EXECUTIVE DEFERRED COMPENSATION AGREEMENT is made this 24th day of May, 2005, by UNITED LABOR BANK, F.S.B., (the “Bank”), a nationally-chartered savings bank headquartered in Oakland, California and CHERYL W. MADERAZO (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensation employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”).

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to an Executive for employment services rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.2	“Beneficiary” means each designated person, or the estate of a deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 6.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.5	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

1.6	“Code” means the Menial Revenue Code of 1986, as amended.

1.7	“Compensation” means the total Base Salary and Performance-Based Compensation that would be paid to an Executive during a Plan Year, absent deferrals, less FICA taxes associated with such Base Salary and Performance-Based Compensation.

1.8	“Deferral Account” means the Bank’s accounting of the Executive’s accumulated Deferrals, plus accrued interest.

1.9	“Deferrals” means the amount of the Executive’s Compensations which the Executive elects to defer according to this Agreement.

1.10

“Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering executives of the Bank. Medical determination of Disability may be made by either the Social Security

Administration or by the provider of an accident or health plan covering executives of the Bank. The Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination upon the request of the Plan Administrator.

1.11	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or within six (6) months following a Change in Control.

1.12	“Effective Date” means May 1, 2005.

1.13	“Election Form(s)” means the form(s) established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to make elections under the Agreement.

1.14	“Extraordinary Items” means those items recognized by Generally Accepted Accounting Principles as extraordinary that substantially affect shareholder equity and/or the Bank’s assets. Examples of such items are stock redemptions, mergers, acquisitions, stock splits and other items of that nature. The Board, in its sole discretion, may designate other items of income or expense as extraordinary.

1.15	“Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.16	“Performance-Based Compensation” means the cash bonus, if any, awarded to the Executive that qualifies as “performance-based compensation” under Section 409A of the Code and the regulations thereunder.

1.17	“Plan Administrator” means the plan administrator described in Article 8.

1.18	“Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.19	“Secretary” means the Secretary of the United States Department of the Treasury.

1.20	“Separation from Service” means that the Executive’s service, as an executive and independent contractor, to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Executive.

1.21	“Termination for Cause” has that meaning set forth in Section 7.1.

1.22	“Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

Article 2

Deferral Election

2.1	Elections Generally. Unless otherwise provided for by the Secretary, the Participant may file annually Base Salary and Performance-Based Compensation Election Form(s) with the Plan Administrator no later than:

(a)	For Base Salary, the end of the Plan Year preceding the Plan Year in which services leading to such Base Salary will be performed; and

(b)	For Performance-Based Compensation, no later than six months before the end of the service period during which the Performance-Based Compensation is measured.

The Election Form(s) shall set forth the amount of Base Salary and Performance-based Compensation to be deferred and shall – for Base Salary only – be effective to defer only such compensation earned for services performed after the date the Election Form(s) are received by the Plan Administrator. Subsequent Election Form(s), subject to Section 2.3(b), shall only be effective for the Plan Year following the Plan Year in which they are received and approved by the Plan Administrator.

2.2	Initial Election. After being notified by the Plan Administrator of eligibility for participation in the Plan, a Participant may make an initial deferral election under this Plan by delivering to the Plan Administrator a signed Election Form(s) and Beneficiary Designation Form within thirty (30) days. The Election Form(s) shall set forth the amount of Base Salary and Performance-Based Compensation and shall be effective to defer, subject to Section 2.1(b), only Base Salary and Performance-based Compensation earned for services performed after the date the Election Form(s) are received by the Plan Administrator.

2.3.	Change in Form or Timing of Distributions. For distribution of benefits under Article 4, Participant may elect to delay the timing or change the form of distributions by submitting the appropriate Election Form(s) to the Plan Administrator. Any such elections:

(a)	may not accelerate the time or schedule of any distribution, except as allowed by the Secretary;

(b)	must, for benefits payable under Section 4.1, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits payable under Sections 4.1, 4.2 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 3

Deferral Account

3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

3.1.1	Deferrals. The Compensations deferred by the Executive as of the time the Compensations would have otherwise been paid to the Executive.

3.1.2	Interest.

(a)	On the last day of each month until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account balance, at an annual rate equal to the Wall Street Journal Prime Rate on the last business day of the month.

(b)	On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Wall Street Journal Prime Rate on the last business day of the month. The Board in its sole discretion, may change the rate in this Section 3.1.2(b) only prior to commencement of installment distributions.

3.2	Statement of Accounts. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the distribution of benefits. The benefits represent the mere Bank promise to pay such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.

Article 4

Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon the Executive reaching Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive’s Normal Retirement Age.

4.1.2	Distribution of Benefit. The Bank shall pay the benefit to the Executive as elected by the Executive on the Election Form(s) commencing within thirty (30) days following Normal Retirement Age.

4.2	Early Termination Benefit. Upon the Executive’s Early Termination, the Bank shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive’s Separation from Service.

4.2.2	Distribution of Benefit. The Bank shall pay the benefit to the Executive as elected by the Executive on the Election Form(s) commencing within thirty (30) days following Separation from Service.

4.3	Disability Benefit. If the Executive’s Disability results in the Executive’s Separation from Service prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Executive’s Separation from Service.

4.3.2	Distribution of Benefit. The Bank shall pay the benefit to the Executive as elected by the Executive on the Election Form(s) commencing within thirty (30) days following Separation from Service due to Disability

4.4	Change in Control Benefit. Upon a Change in Control, followed within twelve (12) months by the Executive’s Separation from Service for reasons other than death, Disability or attaining Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance on the Executive’s Separation from Service.

4.4.2	Distribution of Benefit. The Bank shall pay the benefit to the Executive as elected by the Executive on the Election Form commencing within thirty (30) days following Separation of Service.

4.4.3	Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, to the extent any distribution(s) made under this Section 4.4 would be treated as an “excess parachute payment” under Section 280G of the Code, the Bank shall reduce or delay such distribution(s) to the extent it would not be an excess parachute payment.

4.5	Hardship Distribution. If the Executive experiences an Unforeseeable Emergency, the Executive may petition the Board to receive a payout from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a payout from the Agreement (i) only to the extent deemed necessary by the Board to satisfy the Executive’s Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation would not itself cause severe financial hardship).

4.6	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “specified employee” under Section 409A of the Code and regulations thereunder, benefit distributions that qualify as a “separation from service” under Section 409A of the Code and regulations thereunder may not commence earlier than six (6) months after the date of such separation from service.

Article 5

Distributions at Death

5.1	Death During Active Service. If the Executive dies while in active service to the Bank, the Bank shall pay to the Beneficiary the Deferral Account balance as of the date of the Executive’s death. This benefit shall be paid to the Beneficiary, as elected by the Executive on the Election Form(s), commencing within sixty (60) days following Executive’s death.

5.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall pay to the Beneficiary the remaining benefits at the same time and in the same amounts as they would have been paid to the Executive had the Executive survived.

5.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall pay to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following the Executive’s death.

Article 6

Beneficiaries

6.1	Beneficiary. Each Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

6.2

Beneficiary Designation; Change; Spousal Consent. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the

Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

6.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case maybe, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 7

General Limitations

7.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall pay the Deferral Account balance the Executive’s Separation from Service in a lump sum within thirty (30) days following Separation from Service if Executive’s service is terminated by the Board for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s service to the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s service and resulting in an adverse effect on the Bank; or

(d)	Issuance of a final removal or prohibition order issued by a state or federal banking agency with jurisdiction over the Bank.

7.2	No Withdrawal Election. Except as expressly provided herein, the Executive may not elect, at any time, to withdraw any portion of the Deferral Account balance.

Article 8

Administration Of Agreement

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Compensations of its Executives, the date and circumstances of the retirement, Disability, death or Separation from Service of its Executives, and such other pertinent information as the Plan Administrator may reasonably require.

Article 9

Claims and Review Procedures

9.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

9.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10

Amendments and Termination

10.1	Amendment. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. Provided, however, that the Bank may amend this Agreement to conform with written directives to the Bank from its banking regulators.

10.2	Termination. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Upon such termination, the Deferral Account balance shall be paid to the Executive(s) in a lump sum within thirty (30) days following the earlier of:

(a)	Separation from Service;

(b)	Death;

(c)	Such time as permitted by the Secretary under regulations issued pursuant to Section 409 A of the Code.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an executive of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an executive nor interfere with the Executive’s right to separate from service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

11.5	Applicable Law. The Agreement, and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

11.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and the Beneficiary have no preferred or secured claim.

11.7	Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of (i) this Agreement other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

11.14

Michael J. Creed 100 Hegenberger Rd Suite 210 Oakland, CA 94621

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement as of May 23, 2005.

Executive:	Bank:

UNITED LABOR BANK, F.S.B.

/s/ Cheryl W. Maderazo	By:	/s/ Michael Creed
Cheryl W. Maderazo	Title:	SVP

Base Salary Election for Plan Year

Amount of Deferral

[initial and complete one]

☐	I elect to defer: % of my Base Salary

☒	I elect to defer: $250.00 of my Base Salary each pay period

☐	I elect not to defer any of my Base Salary

Printed Name:	Cheryl W. Maderazo

Signature:	/s/ Cheryl W. Maderazo

Date:	5/24/05

Received by the Plan Administrator this      day of         , 2

By:
Title:

Performance-Based Compensation Election for Plan Year 2005

Amount of Deferral

[initial and complete one]

☐	I elect to defer: % of my Performance-Based Compensation

☒	I elect to defer: $3,000.00 of my Performance-Based Compensation

☐	I elect not to defer any of my Performance-Based Compensation

Printed Name:	Cheryl W. Maderazo

Signature:	/s/ Cheryl W. Maderazo

Date:	May 24, 2005

Received by the Plan Administrator this      day of         , 2

By:
Title:

UNITED LABOR BANK, F.S.B.

Executive Deferred Compensation Plan

ELECTION FORM—Form and Timing of Distributions

Form and Timing of Distributions

Initial

☒	New Election

☐	Change in Election

Distribution of Benefit
Benefit	Lump Sum (Initial)	Equal Monthly Installments for the number of months shown, not to exceed months. (Initial and indicate number of months)
§ 5.1.2—Normal Retirement Benefit
§5.2.2—Early Termination Benefit
§ 5.3.2—Disability Benefit
§ 5.4.2—Change of Control Benefit
Article 6—Death Benefit

Printed Name:	Cheryl W. Maderazo

Signature:	/s/ Cheryl W. Maderazo

Date:	5/24/05

Received by the Plan Administrator this      day of       , 2

By:
Title:

UNITED LABOR BANK, F.S.B.

Executive Deferred Compensation Plan

BENEFICIARY DESIGNATION FORM

☒	New Designation

☐	Change in Designation

I, Cheryl W. Maderazo, designate the following as Beneficiary under the Plan:

Primary:

DESIGNATED

Contingent:

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	Cheryl W. Maderazo

Signature:	/s/ Cheryl W. Maderazo	Date:	5/24/05

SPOUSAL CONSENT (Required if Spouse not named Beneficiary):

I consent to the Beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:                              PROVIDED

Signature:	Date:

Received by the Plan Administrator this      day of       , 2

By:
Title: